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A Stimulus Package From DPZ! Dave Brandon March 2009 Stock Option Exchange Proposal Exhibit (a)(1)(iii)

“Safe Harbor” Statement
The stock option exchange program described in the presentation is dependent upon shareholder approval. If our shareholders do not approve this program then the program will be cancelled. The program is also dependent upon market conditions. If market
conditions materially change, the Board reserves the right to modify the program. Any modifications would be communicated to you.
This is a voluntary program. We are not recommending whether you should participate, but rather providing you with this
presentation to further explain the program. Any hypothetical examples used in this presentation are for illustrative purposes only.
In other words, we can’t make any promises. Any and all of this could be subject to change…but we hope not!

Meeting Objectives:
•
Review why our Board of Directors and Leadership
Council provide us with equity ownership programs
•
Discuss how the “status quo” can be made better
•
Explain the Stock Option Exchange Program to ensure
you understand it and can effectively explain it to your
direct reports and other participants in our stock option
plan
•
Make sure you leave here HAPPY – because this is a
great opportunity (once you understand it!!)

4 Why Do Shareholders Give Us Equity? • Retain and motivate key talent • Ensure alignment with shareholder interests • Diversify and appropriately balance total compensation components

Why the “Status Quo” Isn’t Working?
•
Stock market has seen significant decline in the past 12 months
•
DPZ’s performance has not been strong enough to overcome
market pressures
•
What was once a “progressive and creative” capital structure is now considered “high risk”
•
Failure of financial institutions
Lehman Brothers
MBIA/AMBAC
•
We have many “underwater” stock options that could require a long time horizon to return value to option-holders

What Are We Doing About It?
Proposing a Stock Option Exchange Program!
Allows option-holders the opportunity to exchange
options with a high strike price for a lesser amount of
options at a reduced (i.e. closer to “in-the-money”)
strike price

How Would it Work?
•
Three key elements you need to consider:
Threshold = The cut-off price to determine stock
option strike prices included in the exchange,
expected to be $10
Floor Price = DPZ closing price on the last day of the
offer period + $1
Current Strike Price = Current strike price of your
stock options

How Would it Work?
•
The mechanics of how it would work:
For stock option grants with strike prices at or above the threshold;
their exchange ratio will follow the table below:
Retained options will assume existing vesting schedule
Participation in the stock option exchange is voluntary
If you choose to participate, all grants must be exchanged; you cannot decide on a grant by grant basis
Strike Price
Strike Price- %
Reduction
Options Outstanding-
% Retained
>= 2x floor price 50% 75%
< 2x floor price Up to 50% 90%

How Would it Work?
•
If the DPZ closing price was $6.50 on the last day of the offer, or a floor price of $7.50 ($6.50 +$1.00) and we had a $10.00 threshold, how would it work?
Old Strike Price New Strike Price Options Outstanding-
% Retained
<= $10 no change 100%
> $10 and < $15 floor price 90%
>=$15 50% of old strike price 75%

Hypothetical Team Member Scenario
For illustrative purposes only
This model assumes that the closing price of DPZ is $6.50
on the last day of the offer, or a floor price of $7.50 and a threshold price of $10.00:
Total estimated value add at $12: $16,791
Total estimated value add at $18: $34,365
Grant
Date
Old Strike
Price
Current
Outstanding
Value at $12 Value at $18
New Strike
Price
New
Outstanding
Options given
back
New Value at
$12
New Value at
$18
7/2005 11.52 $       1,200 576 $           7,776 $        7.50 $             1,080 120 4,860 $           11,340 $
7/2005 25.02 $       800 - $            - $            12.51 $          600 200 - $               3,294 $
7/2006 8.96 $         2,400 7,296 $        21,696 $      8.96 $             2,400 - 7,296 $           21,696 $
7/2006 22.46 $       600 - $            - $            11.23 $          450 150 347 $              3,047 $
7/2007 18.39 $       3,000 - $            - $            9.20 $             2,250 750 6,300 $           19,800 $
7/2008 10.88 $       2,000 2,240 $        14,240 $      7.50 $             1,800 200 8,100 $           18,900 $
Totals 10,000 10,112 $     43,712 $     8,580 1,420 26,903 $        78,077 $

Can We Make this a ‘Win-Win’ for Team Members and Shareholders?
•
Yes!!
•
Consistent with shareholder objectives
•
Creates greater value potential for option-holders in the
near-term
•
Less dilution to shareholders because it returns a
substantial amount of shares to the equity pool
•
Minimal compensation-related accounting costs to the
Company

Why You Should be Excited!
•
With strong performance, your stock options should
have more value in the nearer-term
•
New strike prices are more achievable based on current
market dynamics
•
All shares cancelled will return to our equity pool for
future grants
•
This will get us even more focused on creating
tremendous shareholder value for years to come

More Good News
•
The average age of our current option-holders is 44
years with 12 years-of-service with the Company
•
In the past, our equity program provided no benefit to
our team members in the event of retirement
•
Effective March 23rd, our BOD has amended our plan to
provide the following retirement benefit to our option-
holders once they reach age 55, with 10 years or more
of service, when they retire from DPZ:
Accelerated vesting of unvested options
Time to exercise extended to life of grant
Does not apply to team members who terminate for cause

More Good News
•
We are reviewing our equity incentive program to better
align it with today’s macroeconomic environment and
industry practices
•
Look for more news about possible addition of
performance-based restricted stock into our program
this year
Stock + Options = great opportunity

Two More Things…
•
This program has been approved by our BOD…but it
must also be approved by our shareholders.  So, there
is more to be done before this can be a reality!
•
We must ensure the Company’s strong performance in
order to keep creating value for our shareholders.
Achieving strong results is the only thing that will make
this unique program meaningful for our option-holders.

You Should Expect:
•
The media will never understand this! (Get ready for
inaccurate reporting…and perhaps a bit of
controversy!)
•
Our EBITDA target/TAD program will not change or be
affected in any way by this program
•
You will receive a communication package with tender
offer information and instructions
You will be required to make an election (all-in or all-out!) to participate
Elections will be made via a tender offer website
One-on-one meeting times will be made available to answer
any personal questions

Remember
Never:
•
Spend money you haven’t received…
•
Try to outguess the stock market…
•
“Count your money when you’re sittin’ at the table…”
Always:
•
Appreciate the fact you work for a progressive, caring
Company that values your contributions and works to
provide you with special opportunities and rewards

Questions?